CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we consent to the use of our report, dated March 16, 2010 on the annual financial statements and financial highlights of Pennsylvania Avenue Event-Driven Fund, (the “Fund”) a Series of The Pennsylvania Avenue Funds and to all references to our firm included in or made a part of this Post Effective Amendment No. 10 under the Securities Act of 1933 and Post Effective Amendment No. 10 under the Investment Company Act of 1940 to the Fund’s Registration Statement on Form N-1A included in the Prospectus and Statement of Additional Information, as specified, and to the reference made to us under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

May 13, 2010